NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 20, 2014	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2013
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND,
AND APPROVES PARTIAL REPURCHASE OF EXCESS CAPITAL STOCK

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2013, reporting net income of $85.3 million for the quarter and $212.3 million for the year. The 2013 annual net income of $212.3 million is the highest annual net income in the Bank's history, in part due to $53.3 million in litigation settlements related to certain investments in private-label mortgage-backed securities, and represents an increase of $5.2 million compared with 2012 net income. The Bank expects to file its annual report with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2013, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 1.49 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2013 plus 125 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2013, will be paid on March 4, 2014. This dividend represents a significant increase in the dividend rate as compared to the three most recent prior quarterly dividend rates, which were 10 basis points greater than the approximate daily average three-month LIBOR yield for the applicable period. In declaring the dividend, the board stated that it anticipates that it will declare cash dividends through 2014 generally consistent with this dividend, although a quarterly loss or a significant adverse event or trend would cause a dividend to be suspended.

Based on its preliminary results, the Bank expects to allocate $24.2 million to fund the 2014 Affordable Housing Program. This will be the largest allocation to the AHP in the Bank’s history and a boost to our members’ ability to address affordable housing needs in the markets they serve.

In addition, the board of directors approved the repurchase of $500 million of excess capital stock to be completed on May 1, 2014. The Bank will solicit each shareholder’s preferred percentage of excess stock it would like repurchased. If the sum of these requests is less than the targeted repurchase amount, the Bank will allocate compulsory repurchases to each shareholder with remaining excess shares on a pro rata basis. If the sum of the requests is greater than the targeted repurchase amount, each shareholder's requested amount will be reduced on a pro rata basis to match the targeted repurchase amount in the aggregate. This will be the Bank's third repurchase of excess capital stock since a moratorium was established in December 2008. The board of directors also announced that it may approve a second partial repurchase of excess capital stock later in 2014, although a quarterly loss or a significant adverse event or trend could cause further repurchases of excess capital stock to be suspended.

“Record earnings, a higher dividend rate, and the repurchase of more excess stock all point to the Bank's strengthened financial condition," stated President and CEO Edward A. Hjerpe III. "Members throughout

New England will benefit from these improvements and know they can continue to count on us for the funding they need to meet their communities’ credit needs."

Fourth Quarter 2013 Operating Highlights

Net income for the quarter ending December 31, 2013, was $85.3 million, compared with net income of $53.5 million for the same period in 2012. These results led to a $9.9 million contribution to the Bank's Affordable Housing Program for the quarter. The Bank's fourth quarter 2013 net income was greater than net income for the fourth quarter of 2012 primarily due to the $52.5 million increase in litigation settlement income stemming from agreements with certain of our defendants to settle our claims against them arising out of certain investments in private-label MBS. This increase was offset by a $15.7 million decrease in net prepayment fees from investments and advances(1).

Net interest income after provision for credit losses for the quarter ending December 31, 2013, was $60.2 million, compared with $82.8 million for the fourth quarter of 2012. Contributing to the $22.7 million decrease in net interest income after provision for credit losses was a decrease in net prepayment fees of $15.7 million, from $21.6 million in the fourth quarter of 2012 to $5.9 million in the fourth quarter of 2013. Additionally, the decline in net interest income after provision for credit losses was due to a drop in average earning assets, which declined $2.5 billion from $42.8 billion for the fourth quarter of 2012, to $40.3 billion for the fourth quarter of 2013. The decline in average earning assets was driven by a $4.1 billion drop in average investments balances, partially offset by a $1.7 billion increase in average advances balances.

Additionally, $6.5 million of the Bank's interest income for the quarter ended December 31, 2013, represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This resulted in an increase of $3.8 million from $2.7 million recorded in the fourth quarter of 2012.

Net interest spread was 0.52 percent for the quarter ended December 31, 2013, a 14 basis point decrease from the same period in 2012, and net interest margin was 0.59 percent, a 17 basis point decrease from the same period in 2012. The decrease in net interest spread reflects a 27 basis point decrease in the average yield on earning assets and a 13 basis point decrease in the average yield on interest-bearing liabilities. The decreases in net interest margin and net interest spread reflect the decline in prepayment fees.

The Bank expects net interest margin and net interest spread to continue to decline based on the continuing low interest-rate environment. The decline in the Bank's average earning assets over the last few years is likely to negatively impact future earnings, particularly since reinvestment opportunities are not as profitable in this low interest-rate environment.

Because prepayment-fee income recognized during these periods does not necessarily represent a trend that will continue in future periods, and due to the fact that prepayment-fee income represents a one-time fee recognized in the period in which the corresponding advance or investment security is prepaid, the Bank believes it is important to review the results of net interest spread and net interest margin excluding the impact of prepayment-fee income. These results are presented in the following table (dollars in thousands).

	For the Quarter Ended December 31, 2013
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield(3)	Average Balance	Interest Income/ Expense	Average Yield(3)

Total interest-earning assets	$40,281,080	$141,031	1.39%	$40,281,080	$135,094	1.33%
Total interest-bearing liabilities	36,795,668	80,637	0.87%	36,795,668	80,637	0.87%
Net interest income		$60,394			$54,457
Net interest spread			0.52%			0.46%
Net interest margin			0.59%			0.54%

	For the Quarter Ended December 31, 2012
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield(3)	Average Balance	Interest Income/ Expense	Average Yield(3)

Total interest-earning assets	$42,752,345	$178,445	1.66%	$42,752,345	$156,796	1.46%
Total interest-bearing liabilities	38,354,149	96,692	1.00%	38,354,149	96,692	1.00%
Net interest income		$81,753			$60,104
Net interest spread			0.66%			0.46%
Net interest margin			0.76%			0.56%

Credit-related other-than-temporary impairment charges on certain private-label MBS were $223,000 for the fourth quarter of 2013, compared with $1.6 million recorded for such charges in the fourth quarter of 2012. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $51.3 million at December 31, 2013.

December 31, 2013 Balance-Sheet Highlights

Total assets increased 11.0 percent to $44.6 billion at December 31, 2013, up from $40.2 billion at year-end 2012. During the year ended December 31, 2013, advances increased $6.7 billion, or 32.4 percent, to $27.5 billion, compared with $20.8 billion at year-end 2012, and investments declined by $2.6 billion, or 16.5 percent. Advance growth was particularly significant during the quarter ended December 31, 2013, as advances increased $5.0 billion, or 22.0 percent, from September 30, 2013. While many members increased advances borrowing during this period, this increase was concentrated primarily in short-term advances. We cannot predict whether this trend will continue.

Total investments were $13.0 billion at December 31, 2013, a decrease of $2.6 billion, or 16.5 percent, compared with $15.6 billion at December 31, 2012. This decrease in investments was concentrated in MBS, which declined $1.2 billion during the year, and in agency and supranational institutions' debentures, which declined $1.3 billion during the year. The par value of private-label MBS was $1.9 billion at December 31, 2013, a drop of $265.4 million from December 31, 2012, while the carrying value of private-label MBS was $1.2 billion at December 31, 2013, a decline of $155.8 million from December 31, 2012. The private-label MBS portfolio principal balance has declined significantly from its peak par value of $6.4 billion in September 2007.

Investments in mortgage loans totaled $3.4 billion at December 31, 2013, a decrease of $110.4 million from year-end 2012. The Bank cannot predict whether this portfolio will change significantly in 2014, based on continued uncertainty about the mortgage loan market, and unknown legislative and regulatory developments.

GAAP capital at December 31, 2013, was $2.8 billion, a decrease of $728.4 million from $3.6 billion at year-end 2012. Capital stock declined by $924.7 million due to the reclassification of capital stock to mandatorily redeemable capital stock amounting to $859.5 million and the repurchase of $300.0 million of excess capital stock (of which $25.0 million was mandatorily redeemable capital stock). The reclassification of capital stock to mandatorily redeemable capital stock primarily resulted from the merger of Bank of America, Rhode Island into its parent Bank of America, N.A., which is ineligible for Bank membership. Offsetting these decreases was the issuance of $209.8 million of capital stock. Restricted retained earnings totaled $106.8 million at December 31, 2013, while total retained earnings at December 31, 2013, grew to $788.8 million, an increase of $201.2 million from December 31, 2012. Accumulated other comprehensive loss totaled $481.5 million at December 31, 2013, an increase of $4.9 million from December 31, 2012.

The Bank remained in compliance with all regulatory capital ratios at December 31, 2013, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2013.(4) At December 31, 2013, the Bank's total regulatory capital-to-assets ratio was 9.6 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.3 billion, exceeding its $728.6 million minimum regulatory risk-based capital requirement. Additionally, the Bank's internal minimum capital requirement, which is the sum of the Bank's 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.5 billion at December 31, 2013, which also was satisfied by the Bank's actual regulatory capital of $4.3 billion. The ratio of the Bank's market value of equity to its par value of capital stock was 119.4 percent at December 31, 2013, compared with 107.6 percent at December 31, 2012.

2013 Annual Operating Highlights

Net income for the year ending December 31, 2013, was $212.3 million, compared with net income of $207.1 million for 2012. The Bank's 2013 net income was greater than 2012 primarily due to an increase of $51.0 million in litigation settlement income offset by a $36.6 million decrease in net prepayment fees from investments and advances(1).

Net interest income after provision for credit losses for the year ending December 31, 2013, was $257.8 million, compared with $315.6 million for 2012. Contributing to the $57.8 million decrease in net interest income after provision for credit losses was a decrease in net prepayment fees of $36.6 million, from $66.3 million in 2012 to $29.7 million in 2013. Additionally, the decline in net interest income after provision for credit losses was due to a drop in average earning assets, which declined $6.9 billion from $46.2 billion for 2012, to $39.3 billion for 2013. The decline in average earning assets was driven by a $4.8 billion drop in average investments balances and a $2.2 billion decrease in average advances balances.

Additionally, $19.7 million of the Bank's 2013 interest income represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This resulted in an increase of $10.4 million from $9.3 million recorded in 2012.

Net interest spread was 0.56 percent for the year ended December 31, 2013, a two basis point decrease from the same period in 2012, and net interest margin was 0.65 percent, a three basis point decrease from the same period in 2012. The decrease in net interest spread reflects a nine basis point decrease in the average yield on earning assets and a seven basis point decrease in the average yield on interest-bearing liabilities. The decreases in net interest margin and net interest spread reflect the decline in prepayment fees.

The following table presents the Bank's annual results with and without prepayment fees (dollars in thousands).

	For the Year Ended December 31, 2013
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield

Total interest-earning assets	$39,278,329	$586,760	1.49%	$39,278,329	$557,054	1.42%
Total interest-bearing liabilities	35,640,765	330,905	0.93%	35,640,765	330,905	0.93%
Net interest income		$255,855			$226,149
Net interest spread			0.56%			0.49%
Net interest margin			0.65%			0.58%

	For the Year Ended December 31, 2012
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield

Total interest-earning assets	$46,153,602	$730,183	1.58%	$46,153,602	$663,844	1.44%
Total interest-bearing liabilities	41,803,731	417,735	1.00%	41,803,731	417,735	1.00%
Net interest income		$312,448			$246,109
Net interest spread			0.58%			0.44%
Net interest margin			0.68%			0.53%

Credit-related other-than-temporary impairment charges on certain private-label MBS were $2.6 million for 2013, compared with the $7.2 million recorded for such charges in 2012. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $135.7 million at December 31, 2013.

The $10.0 million decrease in other loss was primarily driven by an $18.3 million decrease in loss on early extinguishment of debt and an increase of $14.9 million in net gains on derivatives and hedging activities, offset by a $20.3 million increase in the net unrealized losses on trading securities.

Satisfaction of the Retained Earnings Target

At the end of the third quarter of 2013, total retained earnings exceeded the Bank's retained earnings target. Accordingly, the board may determine to declare larger dividends and/or complete larger and/or more frequent repurchases of excess stock, subject to applicable restrictions. As discussed above, the dividend that the board of directors has declared is 125 basis points above the approximate daily average three-month LIBOR yield for the fourth quarter of 2013, whereas the three most recent prior quarterly dividends were 10 basis points above the approximate daily average three-month LIBOR yield for the applicable period. Additionally, the announced repurchase of excess capital stock, in a targeted amount of $500 million, is $200 million greater than the repurchase of excess stock that the board of directors approved in 2013.

The Bank notes that the quarterly dividend payout restriction of 40 percent of a quarter’s earnings in the Bank’s retained earnings policy will not constrain the board’s ability to declare dividends so long as the retained earnings target is satisfied. Restrictions on our board’s ability to declare dividends are discussed under Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 26, 2013 (the 2012 Annual Report).

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 440 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2013	9/30/2013	12/31/2012
ASSETS
Advances	$27,516,678	$22,555,122	$20,789,704
Investments (5)	12,981,340	10,471,910	15,554,057
Mortgage loans held for portfolio, net	3,368,476	3,401,111	3,478,896
Other assets	771,582	3,292,517	386,360
Total assets	$44,638,076	$39,720,660	$40,209,017

LIABILITIES
Consolidated obligations, net	$39,526,687	$34,677,608	$34,758,896
Deposits	517,565	570,356	594,968
Mandatorily redeemable capital stock	977,348	977,390	215,863
Other liabilities	778,731	830,618	1,073,191

CAPITAL
Class B capital stock	2,530,471	2,441,028	3,455,165
Retained earnings - unrestricted	681,978	615,993	523,203
Retained earnings - restricted (6)	106,812	89,752	64,351
Total retained earnings	788,790	705,745	587,554
Accumulated other comprehensive loss	(481,516)	(482,085)	(476,620)
Total capital	2,837,745	2,664,688	3,566,099
Total liabilities and capital	$44,638,076	$39,720,660	$40,209,017

Total regulatory capital-to-assets ratio	9.6%	10.4%	10.6%
Ratio of market value of equity (MVE) to par value of capital stock (7)	119.4%	117.1%	107.6%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2013	12/31/2012	12/31/2013	9/30/2013	12/31/2012

Total interest income	$586,760	$730,183	$141,031	$139,879	$178,445
Total interest expense	330,905	417,735	80,637	81,476	96,692
Net interest income	255,855	312,448	60,394	58,403	81,753
Net interest income after provision for credit losses	257,809	315,575	60,154	58,320	82,823
Net other-than-temporary impairment losses on investment securities recognized in income	(2,566)	(7,173)	(223)	(1,528)	(1,629)
Litigation settlements	53,305	2,317	52,493	812	—
Other (loss) income	(7,295)	(17,252)	855	592	(4,951)
Operating expense	56,219	53,518	16,154	13,855	14,353
Other expense	8,498	9,765	1,934	1,929	2,474
AHP assessment	24,229	23,122	9,886	4,333	5,962
Net income	$212,307	$207,062	$85,305	$38,079	$53,454

Performance Ratios: (3)
Return on average assets	0.54%	0.45%	0.84%	0.37%	0.49%
Return on average equity (8)	7.40%	6.03%	12.39%	5.73%	6.07%
Net interest spread	0.56%	0.58%	0.52%	0.49%	0.66%
Net interest margin	0.65%	0.68%	0.59%	0.57%	0.76%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)	Yields for quarterly periods are annualized.

(4)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2012 Annual Report.

(5)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(6)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2012 Annual Report.

(7)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2012 Annual Report.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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